Exhibit 4.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference made to our firm under the caption “Independent Registered Public Accounting Firm” in Part B of the Prospectus and to the use of our report dated April 14, 2015, in this Registration Statement (Form S-6 No. 333-202303) of Smart Trust, Zacks GARP Composite 35 Trust, Series 5.

/s/ Grant Thornton LLP

Chicago, Illinois

April 14, 2015